FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2022 THIRD QUARTER RESULTS
LOUISVILLE, Ky. (October 26, 2022) - Churchill Downs Incorporated (Nasdaq: CHDN) (the "Company") today reported business results for the third quarter ended September 30, 2022.
Third Quarter 2022 Highlights
•Net revenue of $383.1 million compared to $393.0 million in third quarter 2021
•Net income of $57.0 million compared to $61.4 million in third quarter 2021
•Record third quarter Adjusted EBITDA of $163.2 million compared to $156.1 million in third quarter 2021
•Completed the previously-announced purchase of Chasers Poker Room in Salem, New Hampshire ("Chasers")
•Announced and closed on the acquisition of Ellis Park Racing & Gaming ("Ellis Park") in Henderson, Kentucky for total consideration of $79.0 million in cash
•Announced a multi-year agreement with FanDuel to enable FanDuel to create a fully integrated and seamless wagering experience with a single wallet for horse racing and sports

CONSOLIDATED RESULTS

	Third Quarter
(in millions, except per share data)	2022	2021

Net revenue	$383.1	$393.0
Net income	$57.0	$61.4
Diluted EPS	$1.49	$1.57
Adjusted EBITDA(a)	$163.2	$156.1

(a) This is a non-GAAP measure. See explanation of non-GAAP measures below.

SEGMENT RESULTS
During the first quarter of 2022, we updated our operating segments to include the results of our United Tote business in the TwinSpires segment. Results of our United Tote business were previously included in our All Other segment.
The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments:

Live and Historical Racing

	Third Quarter
(in millions)	2022	2021

Net revenue	$102.4	$81.5
Adjusted EBITDA	34.5	27.7
For the third quarter of 2022, net revenue increased $20.9 million due primarily to a $6.5 million increase at Churchill Downs Racetrack as a result of increased handle from holding more live race days in the third quarter of 2022 as compared to the same quarter of 2021, a $6.2 million increase at Oak Grove Racing, Gaming and Hotel ("Oak Grove"), a $3.2 million increase at Turfway Park as a result of the opening of the historical racing facility on September 1, 2022, a $2.6 million increase at Newport Racing & Gaming ("Newport"), a $1.3 million increase at Derby City Gaming, and a $1.1 million increase related to the acquisitions of Chasers and Ellis Park in September 2022.
Adjusted EBITDA increased $6.8 million due to a $1.8 million increase at Churchill Downs Racetrack driven by increased race days in the third quarter of 2022 as compared to the same quarter of 2021 and a $5.0 million increase at our HRM properties driven primarily by a $3.1 million increase at Oak Grove and a $1.6 million increase at Newport.
TwinSpires

	Third Quarter
(in millions)	2022	2021

Net revenue	$107.4	$109.0
Adjusted EBITDA	31.1	22.1
For the third quarter of 2022, net revenue decreased $1.6 million from the prior year quarter primarily due to a decrease of $3.4 million from Sports and Casino and a $1.8 million increase from Horse Racing. The decrease in Sports and Casino was driven by the decision to exit the direct online Sports and Casino business in the first quarter of 2022. The increase in Horse Racing net revenue was driven by increased handle from our high wagering-volume customer base.
Adjusted EBITDA increased $9.0 million primarily due to an $11.1 million increase from our Sports and Casino business due to decreased online marketing and promotional activities in the current year quarter. This increase was offset by a $1.5 million decrease from Horse Racing due to increased content expenses and a $0.6 million decrease from United Tote.
Gaming

	Third Quarter
(in millions)	2022	2021

Net revenue	$185.9	$185.6
Adjusted EBITDA	111.6	110.7
For the third quarter of 2022, net revenue increased $0.3 million primarily due to increases at Fair Grounds and Ocean Downs. Fair Grounds revenue increased $5.7 million as a result of closures in the prior year quarter from Hurricane Ida that did not recur and incremental historical racing revenue from machines installed at certain off-track betting facilities. Ocean Downs net revenue increased $1.6 million as a result of strong attendance during the summer months. These increases were nearly offset by decreases at our Mississippi and Pennsylvania properties as a result of current economic conditions and competitive pressures.

Adjusted EBITDA increased $0.9 million driven by a $1.4 million increase from our equity investments partially offset by a $0.5 million decrease at our wholly-owned Gaming properties. The increase in our equity investments was driven by increased revenue at Rivers Des Plaines. The decrease from our wholly-owned Gaming properties is the result of decreased revenue and increases in marketing and salaries expense. Gaming Adjusted EBITDA includes $4.1 million in proceeds received for business interruption insurance claims related to Hurricane Ida.
All Other
For the third quarter of 2022, All Other revenue and Adjusted EBITDA decreased primarily as a result of Arlington not conducting live racing in the third quarter of 2022 as we ceased racing and simulcast operations at the end of 2021. We are excluding Arlington's operating results from Adjusted EBITDA in 2022 pending the sale of the property to the Chicago Bears.

ACQUISITION / DISPOSITION UPDATE
Chasers Poker Room Acquisition:
On September 2, 2022, the Company completed its previously announced purchase of Chasers in Salem, New Hampshire. Chasers is a charitable gaming facility located approximately 30 miles from Boston, Massachusetts, that offers poker and a variety of table games. The Company plans to develop an expanded charitable gaming facility in Salem to accommodate historical racing machines and table games. As part of the acquisition, the Company made an initial payment to the sellers for rights to operate the poker room and to build a historical racing facility. Additional payments will be made once all necessary permits are obtained and the planned historical racing facility is opened. The Company expects the total investment in Salem, inclusive of the Chasers purchase price, to be approximately $150 million.
Ellis Park Acquisition:
On September 26, 2022, the Company completed the acquisition of Ellis Park in Henderson, Kentucky for total consideration of $79.0 million in cash, subject to certain working capital and other purchase price adjustments. Ellis Park is a Thoroughbred racetrack and gaming facility located north of the Ohio River and just south of Evansville, Indiana and features approximately 300 historical racing machines ("HRMs"). In acquiring Ellis Park, the Company also assumes the opportunity to construct a track extension facility with HRMs in Owensboro, Kentucky. Over the next year, the Company expects its total investment in Henderson and Daviess Counties to be approximately $75 million in addition to the purchase price.
Peninsula Pacific Entertainment LLC ("P2E") Acquisition:
The Company has entered into a definitive purchase agreement to acquire substantially all of the assets of P2E for total consideration of $2.75 billion (the “P2E Acquisition”). The P2E Acquisition contemplates the Company acquiring the following properties: Colonial Downs Racetrack in New Kent, Virginia, six historical racing entertainment venues across Virginia, del Lago Resort & Casino in Waterloo, New York, and Hard Rock Hotel & Casino in Sioux City, Iowa (“Hard Rock Sioux City”).
The P2E Acquisition also includes other development rights including the opportunity, under Virginia law, to develop up to five additional HRM entertainment venues in Virginia with collectively up to approximately 2,300 additional HRMs. These development rights include:
•The rights to build a new HRM entertainment venue with up to 1,150 HRMs in Dumfries, Virginia with potential for expansion up to 1,800 HRMs after initial build out. The Dumfries facility will replace the existing Rosie's Dumfries facility located in northern Virginia and the initial phase of the project is expected to open in 2023.

•The rights to develop one of the additional HRM entertainment venues with up to 150 HRMs in Emporia, Virginia. The Emporia Project will be located along I-95 near the North Carolina border and is expected to open in 2023.
The P2E Acquisition also includes the rights to P2E’s ongoing effort in partnership with Urban One, to develop ONE Casino + Resort, a $565 million destination casino in Richmond, Virginia.
The Company has obtained the acquisition of ownership interest approval for the Virginia properties from the Virginia Racing Commission and approval for Hard Rock Sioux City from the Iowa Racing and Gaming Commission. The P2E Transaction remains dependent on customary closing conditions, including the Company obtaining approval from the New York State Gaming Commission. The transaction is expected to close before the end of 2022.

CAPITAL MANAGEMENT
Share Repurchase Program:
The Company repurchased 288,781 shares of its common stock at an average share price of approximately $204.04 based on trade date in conjunction with its publicly announced share repurchase program at a total cost of $59.0 million in the third quarter of 2022. We had approximately $300.2 million of repurchase authority remaining under this program as of September 30, 2022.
Annual Dividend:
On October 25, 2022, the company's Board of Directors approved an annual cash dividend on the Company's common stock of $0.714 per outstanding share, a 7 percent increase over the prior year. The dividend is payable on January 6, 2023, to shareholders of record as of the close of business on December 2, 2022, with the aggregate cash dividend paid to each shareholder rounded to the nearest whole cent. This marks the twelfth consecutive year that the Company has increased the dividend.

NET INCOME
The Company's third quarter of 2022 net income was $57.0 million compared to $61.4 million in the prior year quarter.
The following items impacted the comparability of the Company's third quarter net income:
•$2.4 million after-tax increase in expenses related to transaction, pre-opening and other expenses, net; and
•$1.4 million after-tax reduction in the benefit related to our equity portion of the non-cash change in the fair value of Rivers Des Plaines' interest rate swaps.
These items were partially offset by:
•$0.3 million after-tax decrease in expenses related to our equity portion of Rivers Des Plaines' legal reserves and transaction costs.
Excluding the items above, third quarter 2022 adjusted net income decreased $0.9 million primarily due to the following:
•$11.5 million after-tax increase from the prior year quarter in interest expense associated with higher outstanding debt balances;
•Partially offset by $10.6 million after-tax increase from the prior year quarter driven by proceeds from business interruption insurance from Hurricane Ida and other nonrecurring income tax benefits.

Conference Call
A conference call regarding this news release is scheduled for Thursday, October 27, 2022, at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast at http://ir.churchilldownsincorporated.com/events.cfm, or by registering in advance via teleconference at https://register.vevent.com/register/BIe25ebdd0b1b94b34b0a053d58c3e6426. Once registration is completed, participants will be provided with a dial-in number containing a personalized conference code to access the call. All participants are instructed to dial-in 15 minutes prior to the start time. An online replay will be available at approximately noon ET on Thursday, October 27, 2022, and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Rivers Des Plaines; Rivers Des Plaines' legal reserves and transaction costs; transaction expense, which includes acquisition and disposition related charges, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes the Company's portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
•Transaction expense, net which includes:
–Acquisition, disposition, and land sale related charges;
–Direct online Sports and Casino business exit costs; and
–Other transaction expense, including legal, accounting, and other deal-related expense;
•Stock-based compensation expense;
•Rivers Des Plaines' impact on our investments in unconsolidated affiliates from:

–The impact of changes in fair value of interest rate swaps; and
–Legal reserves and transaction costs;
•Asset impairments;
•Gain on Calder land sale;
•Legal reserves;
•Pre-opening expense; and
•Other charges, recoveries and expenses.
As of December 31, 2021, Arlington ceased racing and simulcast operations given the pending sale of the property to the Chicago Bears. Arlington's operating loss in the current year quarter was treated as an adjustment to EBITDA and is included in Other expenses, net in the Reconciliation of Comprehensive Income to Adjusted EBITDA.
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the consolidated statements of comprehensive income. Refer to the Reconciliation of Comprehensive Income to Adjusted EBITDA included herewith for additional information.
About Churchill Downs Incorporated
Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event, the Kentucky Derby. We own and operate five gaming entertainment venues with approximately 4,200 HRMs in Kentucky. We also own and operate TwinSpires, one of the largest and most profitable online wagering platforms for horse racing in the U.S. and we have eight retail sportsbooks. We are also a leader in brick-and-mortar casino gaming in eight states with approximately 11,800 slot machines and video lottery terminals and 250 table games. Additional information about Churchill Downs Incorporated can be found online at www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the receipt of regulatory approvals on terms desired or anticipated, unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all) and risks in connection with Internal Revenue Code Section 1031 exchanges, our ability to obtain financing on the anticipated terms and schedule, disruptions of our or P2E’s current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transaction, the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit, including the impact of inflation; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and HRM manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to successfully focus on market access and retail operations for our TwinSpires Sports and Casino business and effectively compete; inability to identify and / or complete, or fully realize the benefits of acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; disruption in the credit markets or changes to our credit ratings may adversely affect our business; and increase in our insurance costs, or obtain similar insurance coverage in the future, and any inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per common share data)	2022	2021	2022	2021
Net revenue:
Live and Historical Racing	$92.3	$79.7	$439.2	$318.8
TwinSpires	106.2	107.5	343.3	351.8
Gaming	183.4	185.3	545.0	523.3
All Other	1.2	20.5	2.2	38.5
Total net revenue	383.1	393.0	1,329.7	1,232.4
Operating expense:
Live and Historical Racing	80.1	62.3	269.2	217.3
TwinSpires	64.5	83.0	229.6	262.6
Gaming	133.0	127.7	387.0	355.0
All Other	2.9	14.3	8.8	34.8
Selling, general and administrative expense	38.4	36.1	112.7	99.7
Asset impairments	—	—	4.9	11.2
Transaction expense, net	1.2	2.0	7.4	2.1
Total operating expense	320.1	325.4	1,019.6	982.7
Operating income	63.0	67.6	310.1	249.7
Other income (expense):
Interest expense, net	(36.2)	(21.7)	(92.6)	(63.1)
Equity in income of unconsolidated affiliates	42.4	41.7	115.4	103.0
Gain on Calder land sale	—	—	274.6	—
Miscellaneous, net	4.2	0.1	4.4	0.3
Total other income	10.4	20.1	301.8	40.2
Income from operations before provision for income taxes	73.4	87.7	611.9	289.9
Income tax provision	(16.4)	(26.3)	(173.5)	(84.1)
Net income	$57.0	$61.4	$438.4	$205.8

Net income per common share data:
Basic net income	$1.51	$1.59	$11.52	$5.31
Diluted net income	$1.49	$1.57	$11.36	$5.23
Weighted average shares outstanding:
Basic	37.8	38.6	38.1	38.7
Diluted	38.4	39.2	38.6	39.3

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$110.6	$291.3
Restricted cash	1,582.6	64.3
Accounts receivable, net	69.4	42.3
Income taxes receivable	—	66.0
Other current assets	43.7	37.6
Total current assets	1,806.3	501.5
Property and equipment, net	1,240.9	994.9
Investment in and advances to unconsolidated affiliates	661.0	663.6
Goodwill	375.7	366.8
Other intangible assets, net	485.0	348.1
Other assets	23.2	18.9
Long-term assets held for sale	82.0	87.8
Total assets	$4,674.1	$2,981.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$109.1	$81.6
Accrued expenses and other current liabilities	300.2	231.7
Income taxes payable	60.9	0.9
Current deferred revenue	14.5	47.7
Current maturities of long-term debt	7.0	7.0
Dividends payable	—	26.1
Total current liabilities	491.7	395.0
Long-term debt, net of current maturities and loan origination fees	684.4	668.6
Notes payable, net of debt issuance costs	2,489.4	1,292.4
Non-current deferred revenue	11.9	13.3
Deferred income taxes	279.6	252.9
Other liabilities	104.4	52.6
Total liabilities	4,061.4	2,674.8
Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Retained earnings	613.6	307.7
Accumulated other comprehensive loss	(0.9)	(0.9)
Total shareholders' equity	612.7	306.8
Total liabilities and shareholders' equity	$4,674.1	$2,981.6

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$438.4	$205.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78.7	77.9
Distributions from unconsolidated affiliates	117.9	77.7
Equity in income of unconsolidated affiliates	(115.4)	(103.0)
Stock-based compensation	23.5	20.4
Deferred income taxes	26.7	12.8
Asset impairments	4.9	11.2
Amortization of operating lease assets	3.9	4.3
Gain on Calder land sale	(274.6)	—
Other	5.8	5.9
Changes in operating assets and liabilities:
Income taxes	127.3	23.8
Deferred revenue	(34.6)	(11.6)
Other assets and liabilities	22.0	65.8
Net cash provided by operating activities	424.5	391.0
Cash flows from investing activities:
Capital maintenance expenditures	(37.1)	(22.3)
Capital project expenditures	(226.6)	(29.8)
Acquisition of businesses, net of cash acquired	(81.7)	—
Acquisition of gaming rights, net of cash acquired	(33.3)	—
Proceeds from Calder land sale	279.0	—
Other	(7.3)	(3.1)
Net cash used in investing activities	(107.0)	(55.2)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	1,220.0	780.8
Repayments of borrowings under long-term debt obligations	(5.3)	(429.2)
Payment of dividends	(25.7)	(24.8)
Repurchase of common stock	(143.5)	(242.4)
Taxes paid related to net share settlement of stock awards	(13.2)	(12.9)
Debt issuance costs	(12.8)	(6.9)
Change in bank overdraft	(1.8)	(13.4)
Other	2.4	2.3
Net cash provided by financing activities	1,020.1	53.5
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	(124.0)
Net increase in cash, cash equivalents and restricted cash	1,337.6	265.3
Cash, cash equivalents and restricted cash, beginning of period	355.6	121.0
Cash, cash equivalents and restricted cash, end of period	$1,693.2	$386.3

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
GAAP net income	$57.0	$61.4	$438.4	$205.8

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Rivers Des Plaines	—	(2.0)	(12.6)	(8.0)
Legal reserves and transaction costs related to Rivers Des Plaines	0.1	0.6	0.6	8.6
Other charges	—	—	1.0	—
Transaction, pre-opening, and other expense	6.8	3.7	22.0	6.1
Legal reserves	—	—	3.2	—
Asset impairments	—	—	4.9	11.2
Gain on Calder land sale	—	—	(274.6)	—
Income tax impact on net income adjustments (a)	(1.8)	(0.7)	75.9	(5.2)
Total adjustments	5.1	1.6	(179.6)	12.7
Adjusted net income attributable to Churchill Downs Incorporated	$62.1	$63.0	$258.8	$218.5

Adjusted diluted EPS	$1.62	$1.61	$6.70	$5.56

Weighted average shares outstanding - Diluted	38.4	39.2	38.6	39.3

(a)The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Total Handle
Churchill Downs Racetrack	$115.3	$51.3	$745.3	$584.5
TwinSpires Horse Racing(a)	522.1	481.9	1,527.6	1,545.4
(a) Total handle generated by Velocity is not included in total handle from TwinSpires Horse Racing.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net revenue from external customers:
Live and Historical Racing:
Churchill Downs Racetrack	$6.4	$7.4	$182.6	$114.6
Derby City Gaming	41.5	40.2	128.5	113.0
Oak Grove	33.3	27.1	97.8	72.1
Turfway Park	3.1	0.7	8.6	5.9
Newport	6.9	4.3	20.6	13.2
Chasers	0.9	—	0.9	—
Ellis Park	0.2	—	0.2	—
Total Live and Historical Racing	92.3	79.7	439.2	318.8
TwinSpires:
Horse Racing	100.9	98.8	321.5	327.7
Sports and Casino	5.3	8.7	21.8	24.1
Total TwinSpires	106.2	107.5	343.3	351.8
Gaming:
Fair Grounds and VSI	28.5	24.8	107.2	98.2
Presque Isle	33.2	35.9	90.7	90.2
Ocean Downs	33.3	31.7	82.0	78.7
Calder	26.3	25.9	81.2	74.2
Oxford	31.6	31.8	87.8	72.1
Riverwalk	12.6	14.5	41.0	47.3
Harlow’s	11.9	13.3	37.0	43.9
Lady Luck Nemacolin	6.0	7.4	18.1	18.7
Total Gaming	183.4	185.3	545.0	523.3
All Other	1.2	20.5	2.2	38.5
Net revenue from external customers	$383.1	$393.0	$1,329.7	$1,232.4

Intercompany net revenue:
Live and Historical Racing	$10.1	$1.8	$26.3	$17.9
TwinSpires	1.2	1.5	4.0	4.8
Gaming	2.5	0.3	4.6	2.3
All Other	—	2.5	—	6.5
Eliminations	(13.8)	(6.1)	(34.9)	(31.5)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$1.8	$91.0	$3.6	$96.4	$—	$96.4
Historical racing(a)	78.7	—	3.5	82.2	—	82.2
Racing event-related services	3.0	—	0.1	3.1	—	3.1
Gaming(a)	0.9	5.3	160.6	166.8	—	166.8
Other(a)	7.9	9.9	15.6	33.4	1.2	34.6
Total	$92.3	$106.2	$183.4	$381.9	$1.2	$383.1

	Three Months Ended September 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$5.4	$89.4	$4.9	$99.7	$12.6	$112.3
Historical racing(a)	66.2	—	—	66.2	—	66.2
Racing event-related services	1.8	—	0.1	1.9	5.0	6.9
Gaming(a)	—	8.7	166.6	175.3	—	175.3
Other(a)	6.3	9.4	13.7	29.4	2.9	32.3
Total	$79.7	$107.5	$185.3	$372.5	$20.5	$393.0
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $8.4 million for the three months ended September 30, 2022 and $6.1 million for the three months ended September 30, 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Nine Months Ended September 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$53.9	$290.9	$22.0	$366.8	$—	$366.8
Historical racing(a)	230.7	—	4.8	235.5	—	235.5
Racing event-related services	125.4	—	0.7	126.1	—	126.1
Gaming(a)	0.9	21.8	469.6	492.3	—	492.3
Other(a)	28.3	30.6	47.9	106.8	2.2	109.0
Total	$439.2	$343.3	$545.0	$1,327.5	$2.2	$1,329.7

	Nine Months Ended September 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$50.9	$300.2	$21.0	$372.1	$27.2	$399.3
Historical racing(a)	184.0	—	—	184.0	—	184.0
Racing event-related services	65.3	—	1.0	66.3	6.9	73.2
Gaming(a)	—	24.1	469.3	493.4	—	493.4
Other(a)	18.6	27.5	32.0	78.1	4.4	82.5
Total	$318.8	$351.8	$523.3	$1,193.9	$38.5	$1,232.4
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $23.2 million for the nine months ended September 30, 2022 and $15.0 million for the nine months ended September 30, 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended September 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$102.4	$107.4	$185.9	$395.7	$0.1	$(13.8)	$382.0

Taxes and purses	(31.6)	(6.6)	(70.6)	(108.8)	—	—	(108.8)
Marketing and advertising	(3.6)	(1.3)	(4.1)	(9.0)	(0.2)	—	(9.2)
Salaries and benefits	(13.3)	(6.3)	(24.6)	(44.2)	0.1	—	(44.1)
Content expense	(0.6)	(49.3)	(2.7)	(52.6)	—	13.4	(39.2)
Selling, general and administrative expense	(3.4)	(2.7)	(7.1)	(13.2)	(13.9)	1.1	(26.0)
Other operating expense	(15.6)	(10.1)	(21.7)	(47.4)	(0.2)	(0.7)	(48.3)
Other income	0.2	—	56.5	56.7	0.1	—	56.8
Adjusted EBITDA	$34.5	$31.1	$111.6	$177.2	$(14.0)	$—	$163.2

	Three Months Ended September 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$81.5	$109.0	$185.6	$376.1	$23.0	$(6.1)	$393.0

Taxes and purses	(24.6)	(8.0)	(71.8)	(104.4)	(4.9)	—	(109.3)
Marketing and advertising	(2.9)	(10.6)	(3.6)	(17.1)	(0.3)	—	(17.4)
Salaries and benefits	(10.9)	(7.0)	(22.5)	(40.4)	(3.1)	—	(43.5)
Content expense	(0.5)	(47.1)	(1.2)	(48.8)	(1.4)	5.6	(44.6)
Selling, general and administrative expense	(3.1)	(2.6)	(7.1)	(12.8)	(14.3)	0.4	(26.7)
Other operating expense	(11.8)	(11.6)	(19.7)	(43.1)	(3.5)	0.1	(46.5)
Other income	—	—	51.0	51.0	0.1	—	51.1
Adjusted EBITDA	$27.7	$22.1	$110.7	$160.5	$(4.4)	$—	$156.1

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Nine Months Ended September 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$465.5	$347.3	$549.6	$1,362.4	$0.4	$(34.9)	$1,327.9

Taxes and purses	(118.0)	(21.3)	(206.1)	(345.4)	—	—	(345.4)
Marketing and advertising	(12.9)	(11.4)	(11.3)	(35.6)	(0.2)	—	(35.8)
Salaries and benefits	(43.1)	(19.9)	(72.0)	(135.0)	—	—	(135.0)
Content expense	(2.2)	(160.5)	(6.4)	(169.1)	—	33.7	(135.4)
Selling, general and administrative expense	(9.7)	(7.9)	(20.4)	(38.0)	(41.9)	1.1	(78.8)
Other operating expense	(53.6)	(37.2)	(63.9)	(154.7)	(0.4)	0.1	(155.0)
Other income	0.3	—	140.0	140.3	0.1	—	140.4
Adjusted EBITDA	$226.3	$89.1	$309.5	$624.9	$(42.0)	$—	$582.9

	Nine Months Ended September 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$336.7	$356.6	$525.6	$1,218.9	$45.0	$(31.5)	$1,232.4

Taxes and purses	(95.4)	(22.7)	(201.1)	(319.2)	(11.9)	—	(331.1)
Marketing and advertising	(9.9)	(35.8)	(7.5)	(53.2)	(0.4)	—	(53.6)
Salaries and benefits	(36.2)	(20.0)	(63.0)	(119.2)	(6.6)	—	(125.8)
Content expense	(1.9)	(162.1)	(3.5)	(167.5)	(4.5)	30.2	(141.8)
Selling, general and administrative expense	(9.2)	(8.1)	(19.0)	(36.3)	(40.3)	1.1	(75.5)
Other operating expense	(39.8)	(38.1)	(52.9)	(130.8)	(8.6)	0.2	(139.2)
Other income	0.1	—	134.3	134.4	0.2	—	134.6
Adjusted EBITDA	$144.4	$69.8	$312.9	$527.1	$(27.1)	$—	$500.0

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Reconciliation of Comprehensive Income to Adjusted EBITDA:
Net income and comprehensive income	$57.0	$61.4	$438.4	$205.8

Additions:
Depreciation and amortization	27.5	25.9	78.7	77.9
Interest expense	36.2	21.7	92.6	63.1
Income tax provision	16.4	26.3	173.5	84.1
EBITDA	$137.1	$135.3	$783.2	$430.9

Adjustments to EBITDA:
Stock-based compensation expense	$9.1	$7.8	$23.5	$20.4
Legal reserves	—	—	3.2	—
Pre-opening expense	4.2	1.7	8.9	3.8
Other expenses, net	1.4	—	5.7	0.2
Asset impairments	—	—	4.9	11.2
Transaction expense, net	1.2	2.0	7.4	2.1
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	10.1	10.7	31.7	30.8
Changes in fair value of Rivers Des Plaines' interest rate swaps	—	(2.0)	(12.6)	(8.0)
Rivers Des Plaines' legal reserves and transaction costs	0.1	0.6	0.6	8.6
Other charges	—	—	1.0	—
Gain on Calder land sale	—	—	(274.6)	—
Total adjustments to EBITDA	26.1	20.8	(200.3)	69.1
Adjusted EBITDA	$163.2	$156.1	$582.9	$500.0

Adjusted EBITDA by segment:
Live and Historical Racing	$34.5	$27.7	$226.3	$144.4
TwinSpires	31.1	22.1	89.1	69.8
Gaming	111.6	110.7	309.5	312.9
Total segment Adjusted EBITDA	177.2	160.5	624.9	527.1
All Other	(14.0)	(4.4)	(42.0)	(27.1)
Total Adjusted EBITDA	$163.2	$156.1	$582.9	$500.0

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)
Summarized financial information for our equity investments is comprised of the following:

	Summarized Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net revenue	$221.5	$202.4	$613.3	$539.0

Operating and SG&A expense	131.5	115.2	380.4	310.6
Depreciation and amortization	5.9	4.4	17.5	13.1
Total operating expense	137.4	119.6	397.9	323.7
Operating income	84.1	82.8	215.4	215.3
Interest and other expense, net	(10.6)	(10.4)	(13.8)	(34.7)
Net income	$73.5	$72.4	$201.6	$180.6

	Summarized Balance Sheet
(in millions)	September 30, 2022	December 31, 2021
Assets
Current assets	$89.9	$96.0
Property and equipment, net	349.1	312.3
Other assets, net	263.6	264.1
Total assets	$702.6	$672.4

Liabilities and Members' Deficit
Current liabilities	$108.6	$95.3
Long-term debt	826.2	786.9
Other liabilities	—	20.6
Members' deficit	(232.2)	(230.4)
Total liabilities and members' deficit	$702.6	$672.4

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)
Planned capital projects for the Company are as follows:

(in millions)	Project	Target Completion	Planned Spend

Live and Historical Racing Segment
Churchill Downs Racetrack	Turn 1 Experience	May 2023	$90
	Paddock / Under the Spires	May 2024	$185 - $200
Derby City Gaming	Expansion and Hotel	Late 2022 / Second Quarter 2023	$80
Derby City Gaming Downtown	Property Build Out	Second Half 2023	$90
Ellis Park / Owensboro Annex(a)	Property Improvement / Property Build Out	Fourth Quarter 2023	$75
New Hampshire Charitable Gaming Facility(b)	Acquisition and Property Build Out	Mid 2024	Up to $150
Oak Grove	Oak Grove Annex	TBD	TBD

Gaming Segment
Fair Grounds and VSI	HRMs in OTBs	First Quarter 2023	$35
Queen of Terre Haute Casino Resort	Property Build Out	Early 2024	Up to $290
(a)Acquisition of Ellis Park closed September 26, 2022
(b)Acquisition of Chasers Poker Room closed September 2, 2022; investment is inclusive of purchase price of existing facility